Exhibit 3(ii)

RESTATED BYLAWS

OF

RENASANT CORPORATION effective as of October 18, 2011

ARTICLE I

OFFICES

Section 1. The principal office of the corporation shall be located at 209 Troy Street, City of Tupelo, County of Lee, State of Mississippi.

Section 2. The Board of Directors shall have the power and authority to establish and maintain branch offices at the locations as the business of the corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. The annual meeting of the stockholders of the corporation shall be held on the last Tuesday of April in each year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

Section 2. Special meetings of the stockholders, for any purpose, may be called by written request of persons owning at least fifty percent of the outstanding capital stock of the corporation, or by authority of the board of directors in regular session or by a request in writing of a majority of the board of directors. All such communications must be addressed to the president of the corporation.

Section 3. The annual meetings of the stockholders of the corporation shall be held at the principal office of the corporation in Tupelo, Mississippi, or at such other place in the area served by the corporation as may be fixed by the board of directors. All special meetings of the stockholders shall be held at the principal office of the corporation in Tupelo, Mississippi.

Section 4. At least ten days written notice shall be given of any annual or special meeting of stockholders, either personally or by mail, to each stockholder of record entitled to vote at such meeting. Such notice shall be issued by the president or secretary of the corporation, which notice shall state the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called.

Section 5. A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. In the event of no quorum at the annual meeting, the holders of a majority of the stock present and represented at the meeting shall have power to adjourn the meeting from day to day without further notice. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

In special meetings, if a quorum is not present, there shall be no adjournment but the call of the meeting will be voided and a new call must be issued for any special meeting.

Section 6. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his or her duly authorized attorney in fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting and shall not be valid after the date of the meeting at which it was filed.

Section 7. No stockholder will be allowed to vote at any meeting, either in person or by proxy, unless he or she is a stockholder of record. Every share of stock is entitled to one vote which may be voted as provided by the laws of the State of Mississippi.

Section 8. The chairman of the board of directors shall act as chairman, and the secretary of the corporation shall act as secretary of all meetings of the stockholders of the corporation.

ARTICLE III

BOARD OF DIRECTORS

Section 1. The business and affairs of the corporation shall be managed and controlled by its board of directors.

Section 2. The board of directors of the corporation shall consist of not less than seven (7) nor more than twenty (20) stockholders, the number of each ensuing year to be determined by a majority of the entire board of directors of the corporation prior to the regular annual meeting. Each director shall: (a) own in his or her own right unencumbered stock in the corporation in the amount of at least Two Hundred Dollars ($200.00) par value at the time of his or her or her election to the board of directors and continue to own such par value amount notwithstanding that subpart (b) or (c) hereof might permit a less par value amount to be owned, (b) own or have acquired in his or her own right not less than 1,000 shares of stock in the corporation no later than the first anniversary of his or her election and (to the extent subpart (c) hereof is inapplicable) continue to own such number of shares during his or her entire term of office as a director, and (c) own or have acquired in his or her own right not less than 4,000 shares of stock in the corporation no later than the fifth anniversary of his or her election (if he or she remains a director on such anniversary) and continue to own such number of shares during his or her entire term of office as a director. Each director shall satisfy such other qualifications as may be prescribed for directors under the laws of the State of Mississippi. No stockholders shall be eligible for election as a member of the board of directors after attaining the age of seventy-two (72) years; in addition, any director who attains the age of seventy-two (72) years during his or her elected term can serve only until the next regular meeting of stockholders.

Section 3. The term of the office of the directors elected at the regular annual meeting of the stockholders shall be three years, and/or until their successors shall have been elected and qualified, as provided in the corporation’s Articles of Incorporation, as amended.

Section 4. If during the year a vacancy should occur in the offices of the directors, the remaining board of directors shall have the right, by majority vote, to fill such vacancies as exist by electing to said vacancies qualified stockholders who shall serve as directors until the next annual meeting of stockholders, or until a meeting of the stockholders held for the purpose of electing their successors.

Section 5. The board of directors shall hold regular meetings on such dates and at such times as determined by a majority of the board of directors without the necessity of further notice to the directors. All meetings of the board of directors shall be held in the board of directors room at the principal office of the corporation in Tupelo, Mississippi, unless a different place is fixed by the board of directors.

Immediately following the annual stockholders’ meeting, on the same date and at the same place, all of the members of the board of directors, including those who shall have been elected at said meeting, shall meet and elect from among themselves a chairman, a vice chairman and a secretary, and the members of the board of directors who are “independent directors,” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, as amended from time to time (the “Nasdaq Rules”), shall meet and elect from among such independent directors a lead director (the “lead director”) with the powers and duties set forth in Section 8 of this Article III, provided that if the chairman of the board of directors is not an officer or employee of the corporation and is also an independent director as defined in the Nasdaq Rules, no lead director shall be elected and the chairman of the board, so long as he or she is an independent director as defined in the Nasdaq Rules, shall assume all of the powers and responsibilities of the lead director set forth in Section 8 below. The chairman, the vice chairman, the secretary and the lead director shall serve at the pleasure of the board of directors, and until their successors have been elected and qualified.

Section 6. Special meetings of the board of directors shall be held whenever called by the chairman or upon written request of a majority of the members of the board of directors.

Section 7. A majority of the members of the board of directors shall constitute a quorum of any meeting of said board of directors. Whenever there shall not be a quorum at a regular or special meeting, the members present may adjourn the meeting from time to time until a quorum shall be obtained, and any meeting may be adjourned from time to time by vote of a majority of the members present.

Section 8. The lead director shall generally familiarize himself or herself with the corporation, its business and the competitive factors within its industry, as well as with the elements of effective corporate governance. In addition, the lead director shall have the following specific powers and responsibilities: the lead director shall (i) in consultation with the chairman, approve the schedule of meetings of the board of directors and approve the agenda and the materials to be provided to each director prior to such meetings of the board of directors; (ii) set the schedule for and the agenda of all executive sessions of the “independent directors” of the board of directors (as defined in the Nasdaq Rules), approve and distribute the materials, if any, to be provided to each independent director prior to such executive sessions, and act as the chair of all such executive sessions; (iii) act as a liaison between the chairman and the other members of the board of directors as well as between management of the corporation and the other members of the board of directors; (iv) in coordination with the members of the corporation’s compensation committee, undertake a performance evaluation of the chief executive officer of the corporation; (v) in coordination with the members of the corporation’s governance and nominating committee, assess annually the overall committee structure of the board of directors and the organization and performance of each committee; and (vi) oversee the board of director’s stockholder communication policies and procedures, including, under appropriate circumstances, meeting with stockholders wishing to communicate with the board of directors other than through the chairman. The lead director shall have such other powers and responsibilities as determined from time to time by the board of directors.

Section 9. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the board of directors of the corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the corporation’s notice of meeting delivered pursuant to Section 4 of Article II of these bylaws, (B) by or at the direction of the board of directors or (C) by any stockholder of the corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Section 9(a) and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in clauses (ii) and (iii) of this Section 9(a) as to such business or nomination; clause (C) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the corporation’s notice of meeting) before an annual meeting of stockholders.

(ii) Without qualification, any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than ninety days nor more than one hundred twenty days prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than ninety days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or if such public announcement of the date of such annual meeting is less than one hundred days prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 9(a)(ii) or Section 9(b)) to the Secretary must: (A) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative

Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company, (d) any short interest in any security of the Company (for purposes of this bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (D) with respect to each nominee for election or reelection to the board of directors, include a completed and signed questionnaire, representation and agreement required by Section 9(d) of this bylaw. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(iii) Notwithstanding anything in the second sentence of clause (ii) of this Section 9(a) to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least one hundred days prior to the first anniversary of the immediately preceding year’s annual meeting, a stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting pursuant to Section 4 of Article II of these bylaws. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the board of directors or (C) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (i) was a stockholder of record at the time of giving of notice provided in this bylaw and at the time of the special meeting, (ii) entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this bylaw as to such nomination. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as applicable) for election to such position(s) as are specified in the corporation’s Notice of Meeting, if the stockholder’s notice as required by clause (ii) of Section 9(a) of these bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 9(d) of this bylaw) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred and twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred days prior to the date of such special meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to be elected as directors at a meeting of stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the Articles of Incorporation or these bylaws, the Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as applicable, in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that (A) such defective proposal or nomination shall be disregarded and (B) any votes cast in support of such defective proposal or nomination shall be given no effect except for the purpose of determining the presence of a quorum with respect to such matters.

(ii) For purposes of this bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of this bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this bylaw; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 9(a)(ii), Section 9(a)(iii) and Section 9(b) of this bylaw. Nothing in this bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Articles of Incorporation or these bylaws.

(d) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this bylaw) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

ARTICLE IV

OFFICERS

Section 1. The officers of the corporation shall be president, vice president or vice presidents (the number thereof to be determined by the board of directors), secretary and treasurer and/or chief financial officer, each of whom shall be elected by the board of directors. The office of secretary and treasurer may be held by the same person. The board of directors may also elect such assistant officers as may be deemed necessary.

Section 2. The officers of the corporation to be elected by the board of directors shall be elected annually at the first meeting of the board of directors held after each annual meeting of stockholders. Such officers so elected shall serve until the next meeting of the board of directors following the next annual meeting of stockholders, and until their successors have been elected and qualified.

A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the board of directors for the unexpired portion of the term.

The powers and duties of the several officers shall be as provided from time to time by resolution or other directive of the board of directors. In the absence of such provisions the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of like or similar corporations.

Section 3. The compensation of such officers shall be fixed from time to time by the board of directors.

ARTICLE V

COMMITTEES

Section 1. There shall be an executive committee and such other committees as the board of directors may from time to time constitute. All of said committees shall be selected by the board of directors from their number, and their duties shall be as set forth hereinafter and as prescribed by the board of directors.

Section 2. The executive committee shall consist of the chairman of the board of directors, the lead director, the chief executive officer of the corporation and three other members to be selected by the board of directors each of whom shall be an independent director as defined in the Nasdaq Rules. In the event that the chairman of the board of directors and the chief executive officer of the corporation are the same person, or if there is no lead director because the chairman of the board of directors has assumed the powers and responsibilities of the lead director as provided in Section 5 of Article III hereof, then one additional director who is an independent director as defined in the Nasdaq Rules shall serve on the executive committee. The executive committee shall have charge over all matters under the direction and control of the board of directors which may require attention at any time between regular meetings of said board of directors.

Section 3. Each committee shall have a chairman elected by the board of directors and a secretary elected from among itself who shall keep a record of the proceedings of each committee and the action of said committee. In case a secretary be not elected, the chairman of the committee shall keep such record. Each committee shall meet on the call of the chairman. The majority of the members of any of said committees shall constitute a quorum for the transaction of business by such committee, and in the event of the executive committee at least one of the members present at such meeting shall be a member of the committee who has been elected to said committee by the board of directors and is not serving ex officio.

Section 4. The board of directors may at any meeting adopt such resolutions restricting the power of committees as the board of directors may deem wise and prudent.

ARTICLE VI

CAPITAL STOCK

Section 1. Issuance of Shares. The shares of the capital stock of the corporation may be certificated or uncertificated. If shares are certificated, or at the request of a holder of uncertificated shares, the corporation shall cause to be issued to the holder of such shares one or more certificates in such form, not inconsistent with that required by the laws of the State of Mississippi and the corporation’s Articles of Incorporation, as shall be approved by the board of directors. Each such certificate shall be signed by the president or a vice president and by the secretary or an assistant secretary, provided, however, that any or all of the signatures on the certificate may be facsimile. Each such certificate shall specify the number of shares represented by the certificate. If the stock of the corporation shall be divided into one or more classes or series, then the class and series of such shares, and the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class or series of such shares and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate (if any) that the corporation may issue to represent such class or series of shares; provided, however, that in lieu of the foregoing, there may be set forth on the face or back of such certificate (if any) that the corporation will furnish such information without charge to each stockholder who so requests.

The stock record books and the blank stock certificate books shall be kept by the secretary or at the office of such transfer agent or agents as the board of directors may from time to time determine. If any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the corporation, such certificate may nevertheless be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the corporation as they are issued and shall exhibit the holder’s name and number of shares.

Section 2. Transfer of Shares. The shares of stock of the corporation shall be transferable only on the books of the corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives and, in the case of shares represented by certificates, upon surrender and cancellation of certificates for a like number of shares. Upon surrender to the corporation or a transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3. Ownership of Shares. The corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the corporation as the holder in fact thereof for all proper corporate purposes, including the voting of the shares at a regular or special meeting of the stockholders and the issuance and payment of dividends on such shares. Accordingly, the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express notice thereof, except as otherwise provided by the laws of the State of Mississippi.

Section 4. Lost or Stolen Certificates. The board of directors may determine the conditions upon which a new certificate of stock or uncertificated shares may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed. The board of directors may, in its discretion, require the owner of such certificate or such owner’s legal representative to give bond, with sufficient surety, to indemnify the corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate or uncertificated shares in the place of the certificate so lost, stolen or destroyed.

Section 5. Regulations Regarding Shares. The board of directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates and uncertificated shares and, in the case of shares represented by certificates, the replacement of certificates.

ARTICLE VII

DIVIDENDS

Section 1. The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by law and by its Articles of Incorporation.

ARTICLE VIII

SEAL

The Board of Directors shall provide a corporate seal, which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words “CORPORATE SEAL”. The impression of said seal is made a part of these bylaws.

ARTICLE IX

INDEMNIFICATION

Section 1. Right of Indemnity. Whenever any director or officer of the corporation is made a party to any proceeding, including any derivative action in the right of the corporation,

the Indemnitee shall be indemnified against liability and reasonable expenses, including attorney’s fees, incurred by the Indemnitee in connection with such proceeding, if the Indemnitee meets the requisite Standard of Conduct and such indemnification is not otherwise prohibited by the laws of the State of Mississippi or these Bylaws. For avoidance of doubt, an Indemnitee shall not be entitled to indemnification from the corporation under this Section 1 against any liability in a proceeding by the corporation (for purposes of this Section 1, a proceeding by the corporation shall not include derivative actions in the right of the corporation) against such Indemnitee.

Section 2. Standard of Conduct. An Indemnitee meets the Standard of Conduct if the Indemnitee conducted himself or herself in good faith and reasonably believed that (i) any conduct in the Indemnitee’s official capacity was in the best interests of the corporation, (ii) in all other cases, the Indemnitee’s conduct was at least not opposed to the best interests of the corporation, or (iii) in any criminal proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful. An Indemnitee’s conduct with respect to an employee benefit plan for a purpose the Indemnitee reasonably believes to be in the best interest of the participants in and beneficiaries of the plan is conduct that satisfies the Standard of Conduct.

The determination as to whether an Indemnitee has met the Standard of Conduct set forth herein shall be made as follows but is subject to court review as provided in Section 4:

A.	if there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

B.	by special legal counsel selected in the manner prescribed in Subsection A of this Section 2, or, if there are fewer than two (2) disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

C.	by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Section 3. Prohibited Indemnification. Unless ordered by a court pursuant to Section 79-4-8.54(a)(3) of the Code, no indemnification shall be made in respect to any liability in connection with: (i) a proceeding in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the Indemnitee has met the relevant Standard of Conduct set out above; or (ii) any proceeding with respect to conduct for which the Indemnitee was adjudged liable on the basis that the Indemnitee received a financial benefit to which the Indemnitee was not entitled, whether or not involving action in the Indemnitee’s official capacity.

Section 4. Court Ordered Advance of Expenses and Indemnification. An Indemnitee who is a party to a proceeding may apply to the court conducting the proceeding, or to another court of competent jurisdiction, for indemnification or an advance for expenses. After receipt of such an application, and after giving any notice it considers necessary, the court shall:

A.	order indemnification if the court determines that the Indemnitee is entitled to mandatory indemnification under Section 79-4-8.52 of the Code;

B.	order indemnification or advance for expenses if the court determines that the Indemnitee is entitled to indemnification or advance for expenses pursuant to Section 1 of this Article IX;

C.	order indemnification or advance for expenses, if the court determines that, in view of all the relevant circumstances, it is fair and reasonable to indemnify such Indemnitee or to advance expenses to such Indemnitee, even if such Indemnitee has not met the Standard of Conduct, failed to comply with Section 79-4-8.53 of the Code or was adjudged liable in a proceeding referred to in Subsection 79-4-8.51(d)(1) or (d)(2) of the Code, but if such Indemnitee was adjudged so liable his or her indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

If the court determines that the Indemnitee is entitled to indemnification under Subsection A of this Section 4, or to indemnification or advance for expenses under Subsection B of this Section 4, the court shall also order the corporation to pay the Indemnitee’s reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the Indemnitee is entitled to indemnification or advance for expenses under Subsection C of this Section 4, the court may also order the corporation to pay the Indemnitee’s reasonable expenses to obtain court-ordered indemnification or advance for expenses.

Section 5. Mandatory Indemnification. Notwithstanding anything to the contrary in this Article IX, the corporation shall indemnify an Indemnitee who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Indemnitee was a party because the Indemnitee was a director or officer of the corporation against reasonable expenses incurred by the Indemnitee in connection with the proceeding.

Section 6. Advance for Expenses. The corporation shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an Indemnitee who is a party to a proceeding (excluding a proceeding by the corporation. The exclusion shall not include derivative actions in the right of the corporation against an Indemnitee) if (i) the Indemnitee furnishes the corporation a written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the relevant Standard of Conduct for indemnification and (ii) the Indemnitee furnishes the corporation a written undertaking to repay any funds advanced if the Indemnitee is not entitled to indemnification under Section 5 above and it is ultimately determined that the Indemnitee has not met the relevant Standard of Conduct.

The written undertaking must be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to the financial ability of the Indemnitee to make repayment.

Authorization of an advance for expenses under this Section 6 shall be made as follows but is subject to court review a provided in Section 4:

A.	if there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

B.	if there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with Section 79-4-8.24(c) of the Code, in which authorization directors who do not qualify as disinterested directors may participate; or

C.	by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

For avoidance of doubt, an Indemnitee shall not be entitled to an advance of funds to pay for the reasonable expenses incurred by a Indemnitee in a proceeding brought by the corporation against such Indemnitee.

Section 7. Right of Corporation to Insure. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, serves or served at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify or advance expenses to such person under the provisions of this Article or under the provisions of Mississippi law.

Section 8. Limitations. All indemnification and insurance provisions contained in this Article IX are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act of 1933, as amended, and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

Section 9. Provision for Payment. The corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IX.

Section 10. Changes. No revocation of, change in, or adoption of any resolution or provision in the Articles of Incorporation or bylaws of the corporation inconsistent with this

Article IX shall adversely affect the rights of any director or officer with respect to (i) any proceeding commenced or threatened prior to such revocation, change or adoption or (ii) any proceeding arising out of any act or omission occurring prior to such revocation, change or adoption, in either case, without the written consent of such director or officer.

Section 11. Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 12. Employees and Agents. The corporation may grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the corporation to the fullest extent of the provisions of this Article IX with respect to indemnification and advancement of expenses of directors and officers of the corporation.

Section 13. Enforcement. The rights to indemnification and to the advancement or reimbursement of expenses conferred in this Article IX, as limited by Section 8 hereof, shall be contract rights. If a claim for indemnification or advancement or reimbursement of expenses pursuant to this Article IX is not paid in full by the corporation within 60 days after written demand has been received by the corporation, except in the case of a claim for advancement or reimbursement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expenses of prosecuting and defending such suit. In (i) any suit brought by the Indemnitee to enforce the right to indemnification hereunder (or a suit brought by the Indemnitee to enforce a right to an advancement or reimbursement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the relevant Standard of Conduct. Neither the failure of the corporation (including its board of directors or independent legal counsel) to have made determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the relevant Standard of Conduct set forth herein, nor an actual determination by the corporation (including its board of directors or independent legal counsel) that the Indemnitee has not met such Standard of Conduct, shall create a presumption that the Indemnitee has not met the relevant Standard of Conduct or, in case of a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement or reimbursement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the

Indemnitee is not entitled to be indemnified, or to such advancement or reimbursement of expenses, under this Article IX or otherwise shall be on the corporation.

Section 14. Non-exclusive Remedy. The rights to indemnification and to advancement or reimbursement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 15. Definition of Terms. Unless otherwise specifically provided:

“Code” means the Mississippi Code of 1972, as amended.

“Director” or “officer” means an individual who is or was a director or officer, respectively, of the corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity. A director or officer is also considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The term “director” shall also include emeritus directors and advisory directors of the corporation, any person serving as a director, emeritus director or advisory director of Renasant Bank and any person serving as a member of a State board of Renasant Bank, including, without limitation, the Alabama State Board of Renasant Bank and the Tennessee State Board of Renasant Bank. “Director” or “officer” includes, unless the context requires otherwise, the estate, heirs, legatees, devisees, executors, administrators and personal representatives of a director or officer. “Directors” and “officers” are sometimes referred to herein individually as an “Indemnitee”.

“Disinterested director” means a director who, at the time of a vote referred to in this Article IX or a vote or selection referred to in this Article IX is not (i) a party to the proceeding or (ii) an individual having a familial, financial, professional or employment relationship with the director or officer whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

“Expenses” shall mean attorneys fees, court costs and investigative expenses.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), interest, other monetary obligations or reasonable expenses (as defined herein) incurred with respect to a proceeding.

“Official capacity” means: (i) when used with respect to a director, the office of director in the corporation and (ii) when used with respect to an officer, the office in the corporation held by an officer. “Official capacity” does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan or other entity.

“Party” means an individual who was, is, or is threatened to be made a defendant or responded in a proceeding.

“Proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

ARTICLE X

AMENDMENTS

Section 1. The bylaws may be altered, amended, or repealed by majority vote of the board of directors of the corporation.